Free Writing Prospectus
Filed under Rule 433
Relating to Preliminary Prospectus Supplement dated July 9, 2014 and Prospectus Dated July 7, 2014
File Nos. 333-195654 and 333-195654-01

Consumers 2014 Securitization Funding LLC
(Issuing Entity)

Pricing Term Sheet
July 14, 2014

$378,000,000
Senior Secured Securitization Bonds, Series 2014A

Structuring Bookrunner:	Citigroup Global Markets Inc.

Joint Bookrunner:	Goldman, Sachs & Co. Inc.

Co-Manager:	PNC Capital Markets LLC

Expected Ratings:	“Aaa(sf)” / “AAA(sf)” by Moody’s and S&P, respectively(1)

Closing Date / Settlement Date:	July 22, 2014(2)

Interest Payment Dates:	May 1 and November 1 of each year, and on the final maturity date, commencing on May 1, 2015

Applicable Time:	3:55 p.m. (Eastern time) on July 14, 2014

Proceeds:

The total price to the public is $377,991,295.00. The total amount of the underwriting discounts and commissions is $1,512,000.00. The total amount of proceeds to Consumers 2014 Securitization Funding LLC before deduction of expenses (estimated to be $22,041,532.98) is $376,479,295.00.

Tranche	Expected Weighted Average Life (Years)	Principal Amount Issued	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuer (Before Expenses)
A-1	3.00	$124,500,000	11/01/2019	11/01/2020	1.334%	99.998%	0.40%	$123,999,510.00
A-2	8.00	$139,000,000	11/01/2024	11/01/2025	2.962%	99.998%	0.40%	$138,441,220.00
A-3	12.26	$114,500,000	05/01/2028	05/01/2029	3.528%	99.997%	0.40%	$114,038,565.00

Consumers 2014 Securitization Funding LLC and Consumers Energy Company have filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers 2014 Securitization Funding LLC and Consumers Energy

(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2) It is expected that the bonds will be delivered against payment for the bonds on or about July 22, 2014, which will be the sixth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the bonds initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

(3) Interest on the bonds will accrue from July 22, 2014 and must be paid by the purchaser if the bonds are delivered after that date.

Company have filed with the SEC for more complete information about Consumers 2014 Securitization Funding LLC and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Consumers 2014 Securitization Funding LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146.

	Tranche A-1	Tranche A-2	Tranche A-3

CUSIP:	210717 AA2	210717 AB0	210717 AC8

ISIN:	US210717AA23	US210717AB06	US210717AC88

Expected Amortization Schedule
Outstanding Principal Balance Per Tranche

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$124,500,000.00	$139,000,000.00	$114,500,000.00
05/01/15	$111,459,019.74	$139,000,000.00	$114,500,000.00
11/01/15	$98,993,029.25	$139,000,000.00	$114,500,000.00
05/01/16	$86,805,748.60	$139,000,000.00	$114,500,000.00
11/01/16	$74,376,732.93	$139,000,000.00	$114,500,000.00
05/01/17	$61,823,849.44	$139,000,000.00	$114,500,000.00
11/01/17	$48,965,946.28	$139,000,000.00	$114,500,000.00
05/01/18	$36,505,831.08	$139,000,000.00	$114,500,000.00
11/01/18	$23,697,663.02	$139,000,000.00	$114,500,000.00
05/01/19	$10,850,402.08	$139,000,000.00	$114,500,000.00
11/01/19	—	$136,784,621.67	$114,500,000.00
05/01/20	—	$123,832,978.20	$114,500,000.00
11/01/20	—	$110,544,516.62	$114,500,000.00
05/01/21	—	$97,129,942.59	$114,500,000.00
11/01/21	—	$83,296,263.74	$114,500,000.00
05/01/22	—	$69,627,888.41	$114,500,000.00
11/01/22	—	$55,511,769.55	$114,500,000.00
05/01/23	—	$41,307,040.44	$114,500,000.00
11/01/23	—	$26,734,292.38	$114,500,000.00
05/01/24	—	$12,140,566.27	$114,500,000.00
11/01/24	—	—	$111,687,407.75
05/01/25	—	—	$96,596,587.62
11/01/25	—	—	$81,003,751.37
05/01/26	—	—	$65,515,731.30
11/01/26	—	—	$49,502,297.99
05/01/27	—	—	$33,330,923.03
11/01/27	—	—	$16,714,614.06
05/01/28	—	—	—

Expected Sinking Fund Schedule
Scheduled Principal Payment Per Tranche

Semi-Annual Payment Date	Tranche A-1 Scheduled Principal Payment	Tranche A-2 Scheduled Principal Payment	Tranche A-3 Scheduled Principal Payment
05/01/15	$13,040,980.26	—	—
11/01/15	$12,465,990.49	—	—
05/01/16	$12,187,280.65	—	—
11/01/16	$12,429,015.67	—	—
05/01/17	$12,552,883.49	—	—
11/01/17	$12,857,903.16	—	—
05/01/18	$12,460,115.20	—	—
11/01/18	$12,808,168.06	—	—
05/01/19	$12,847,260.94	—	—
11/01/19	$10,850,402.08	$2,215,378.33	—
05/01/20	—	$12,951,643.47	—
11/01/20	—	$13,288,461.58	—
05/01/21	—	$13,414,574.03	—
11/01/21	—	$13,833,678.85	—
05/01/22	—	$13,668,375.33	—
11/01/22	—	$14,116,118.86	—
05/01/23	—	$14,204,729.11	—
11/01/23	—	$14,572,748.06	—
05/01/24	—	$14,593,726.11	—
11/01/24	—	$12,140,566.27	$2,812,592.25
05/01/25	—	—	$15,090,820.13
11/01/25	—	—	$15,592,836.25
05/01/26	—	—	$15,488,020.07
11/01/26	—	—	$16,013,433.31
05/01/27	—	—	$16,171,374.96
11/01/27	—	—	$16,616,308.97
05/01/28	—	—	$16,714,614.06

Total Payments	$124,500,000.00	$139,000,000.00	$114,500,000.00

Weighted Average Life Sensitivity

	Expected Weighted	-5% (1.82 Standard Deviations from Mean)		-15% (6.69 Standard Deviations from Mean)
Tranche	Average Life (Years)	Weighted Average Life (Years)	Change (Days)	Weighted Average Life (Years)	Change (Days)
A-1	3.00	3.00	0	3.00	0
A-2	8.00	8.00	0	8.00	0
A-3	12.26	12.26	0	12.26	0

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity usage of -5% (1.82 standard deviations from mean) or -15% (6.69 standard deviations from mean); (ii) the servicer makes timely and accurate filings to make a true-up adjustment to the securitization charges semi-annually; (iii) customer charge-off rates are held constant at approximately 3.37% for the residential securitization rate class (comprised of approximately 1,574,000 customers as of December 31, 2013), approximately 0.93% for the secondary securitization rate class (comprised of approximately 207,000 customers as of December 31, 2013), approximately 0.93% for the primary securitization rate class (comprised of approximately 4,000 customers as of December 31, 2013) and approximately 0.93% for the streetlighting securitization rate class (comprised of approximately 5,000 customers as of December 31, 2013); (iv) days sales outstanding are based upon historical averages; (v) operating expenses are equal to projections; (vi) there is no acceleration of the final maturity date of the bonds; (vii) a permanent loss of all covered electric customers has not occurred; and (viii) the issuance date is July 22, 2014. There can be no assurance that the weighted average lives of the bonds will be as shown.

Consumers 2014 Securitization Funding LLC is obligated to pay fees and expenses to the servicer of $189,000 per annum (so long as the servicer is Consumers Energy Company or an affiliate of Consumers Energy Company).

On the Closing Date, Consumers Energy Company will deposit $1,890,000 into the capital subaccount as a capital contribution to Consumers 2014 Securitization Funding LLC, which is equal to 0.5% of the initial principal balance of the bonds.

Initial Securitization Charges

Securitization Rate Class	Initial Securitization Charge Rate ($ per kWh)
Residential	$0.001187
Secondary	$0.001186
Primary	$0.000927
Streetlighting	$0.000566

Subject to the terms and conditions in the underwriting agreement among Consumers 2014 Securitization Funding LLC, Consumers Energy Company and the underwriters, for whom Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as representatives, Consumers 2014 Securitization Funding LLC has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3	Total
Citigroup Global Markets Inc.	$62,200,000.00	$69,500,000.00	$57,200,000.00	$188,900,000.00
Goldman, Sachs & Co.	43,600,000.00	48,700,000.00	40,100,000.00	132,400,000.00
PNC Capital Markets LLC	18,700,000.00	20,800,000.00	17,200,000.00	56,700,000.00
Total	$124,500,000.00	$139,000,000.00	$114,500,000.00	$378,000,000.00

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche.

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%
Tranche A-2	0.24%	0.12%
Tranche A-3	0.24%	0.12%

The costs of issuance of the securitization bonds and other initial costs of the transaction, net of underwriting discounts and commissions, are expected to be approximately $22,041,532.98. An aggregate of approximately $25,000 of such costs are payable to the servicer in connection with set-up costs, including costs incurred in connection with establishing the issuing entity and building the necessary information technology systems, processes and reports. The costs of issuance of the securitization bonds and other initial costs of the transaction include the financial advisory fee, including $325,000 payable to Citigroup Global Markets Inc. in respect of the additional portion of the financial advisory fee referenced under “Underwriting the Bonds” in the preliminary prospectus supplement and $5,000 payable to Citigroup Global Markets Inc. for reimbursement of expenses incurred as financial/structuring advisor for the transaction.